SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15 (D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event
reported): October 21, 2001

Emerson Electric Co.
(Exact Name of Registrant as Specified in Charter)
Missouri	1-278	43-0259330
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)
8000 West Florissant Avenue St. Louis, Missouri		63136
(Address of Principal Executive Offices)		(Zip Code)
Registrant's telephone number, including area code: (314) 553-2000

Item 5.     Other Events.

            The Company announced its purchase of Avansys Power Co., Ltd. and the earnings outlook for fiscal 2001. See the news releases filed as exhibits.

Item 7.     Financial Statements and Exhibits.

(c)	Exhibits
	99.1	Corporate Release dated October 21, 2001, relating to purchase of Avansys Power Co., Ltd.
	99.2	Financial Release dated October 22, 2001, relating to earnings outlook for fiscal 2001.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMERSON ELECTRIC CO. (Registrant)
Date: October 22, 2001	By:	s/H. M. Smith
H. M. Smith Assistant General Counsel and Assistant Secretary

Exhibit 99.1

Emerson News

Corporate Releases

Emerson Purchases Huawei’s Avansys Power Business, China’s Leading Network Power Provider

Expands Emerson Geographic Presence and Strengthens Participation In Fast-Growing China Internet and Telecom Markets

ST. LOUIS and HONG KONG, October 21, 2001 -- Emerson (NYSE: EMR) and Huawei Technologies, a leading telecom equipment provider in China and private enterprise fully-owned by its employees, today announced that Emerson has acquired Huawei’s Avansys Power Co., Ltd. subsidiary. Avansys provides telecom and data network power conversion products to Huawei and other China telecom customers. One hundred percent (100%) equity has been transferred for approximately US$750 million in cash.

The transaction:

-- further expands Emerson’s global leadership in supplying reliable power solutions for the networked economy, providing Emerson a leading position in one of the world’s largest and fastest-growing markets for network power.

-- provides significant cost synergies through engineering, manufacturing and distribution resources in China, enabling Emerson’s entire Network Power business to more efficiently serve Asian and other markets.

-- significantly increases Emerson’s overall presence in China, one of the world’s fastest growing markets, and one well-suited to Emerson products.

“Avansys is an outstanding company with strong sales dynamics, high profitability and return on capital, and a young and talented workforce,” said David N. Farr, Emerson’s Chief Executive Officer. “Its products are very complementary with those provided by the other Network Power divisions of Emerson, including Astec Advanced Power Systems (formerly Nortel Advanced Power Systems), Emerson Energy Systems (formerly Ericsson Energy Systems) and Liebert.”

“This addition provides an immediate leadership position in a key market, China. More importantly, Avansys brings with it an outstanding infrastructure that we can utilize across Emerson’s entire Network Power business,” Farr said.

Avansys has established a solid reputation in power supplies, and the transfer to Emerson now will allow Huawei to concentrate on the growth of its core business, a spokesman for Huawei said.

“With the emerging trend of globalization, it’s important that we focus resources on our core business -- designing, producing and selling the highest quality telecommunications and data communications equipment,” he said. “The transfer of Avansys to Emerson will enable both Huawei and Avansys to maximize their potential growth, which will be beneficial to local government and the community at large due to increased tax revenue, foreign exchange and employment opportunities.”

China is one of the world's largest markets for telecom and Internet growth -- a market whose growth is expected to continue exceeding worldwide trends.

According to Andrew Chetham, senior analyst with Gartner, “China is a unique market for a number of reasons. While it is the second largest telecom market in the world, telecommunications and Internet penetration is still low relative to U.S., Europe and other Asian markets. For example, only 11 of 100 people in China have fixed-line phone access, against 74 of 100 in the United States, and this penetration is expected to nearly triple by 2005. Internet subscribers in China also grew over 200 percent in 2000, and are expected to increase at a 30-plus percent annual growth rate over the same period.”

Emerson’s sales in the Asia region reached $1.3 billion in 2000, up from approximately $400 million in 1990. Its divisions today operate 66 manufacturing facilities and 268 sales offices, employing about 19,000 people throughout the region. More than 10,000 of these employees are in China.

“We have long considered Asia to be an important market for Emerson,” Farr said. “Many of the world’s fastest growing economies are in Asia, and as this region continues to develop, there will be an even greater need for Emerson products and services.”

Avansys results will be consolidated into Emerson as of the company’s first quarter of fiscal 2002. Emerson expects the addition to be accretive to earnings per share in the first year, and accretive to operating cash flow.

About Emerson:

Through its Emerson Network Power companies, Emerson is serving network-dependent data, telecommunications and Internet-related businesses with a full spectrum of reliable power and connectivity solutions. St. Louis-based Emerson (www.gotoemerson.com <http://www.gotoemerson.com>) is a global leader in bringing technology and engineering together to provide innovative solutions to customers in electronics and telecommunications; process control; industrial automation; heating, ventilating and air conditioning; and appliance and tools. Sales in fiscal 2000 were $15.5 billion.

About Huawei Technologies:

Incorporated in 1988 and headquartered in Shenzhen, China, Huawei Technologies (www.huawei.com <http://www.huawei.com>) is a private high-tech enterprise fully owned by its employees. Huawei specializes in research and development (R&D), production and marketing of telecommunications equipment, providing customized network solutions for telecom carriers in fixed, mobile and data communications networks. Sales in 2000 were around $2.6 billion.

Huawei products have been put into application in over 40 countries and regions including China, Hong Kong, Thailand, Singapore, Brazil, Kenya, Russia, Germany and the USA. In China, Huawei’s customers include China Telecom, China Mobile, China Unicom and other telecom operators.

Among Huawei’s 19,000 employees, 45 percent are engaged in R&D. Each year, Huawei invests no less than 10 percent of its revenues into R&D.

Statements in this release that are not strictly historical may be “forward-looking” statements, which involve risks and uncertainties. These include economic and currency conditions, market demand, pricing, and competitive and technological factors, among others, which are set forth in the company’s SEC filings.

Exhibit 99.2

Emerson News

Financial Releases

Emerson Provides Earnings Outlook; Announces Accelerated Restructuring

ST. LOUIS, October 22, 2001 - Emerson (NYSE: EMR) announced today that it expects to report operating earnings per share of $3.01 for fiscal 2001 versus $3.30 a year ago, results that reflect continued economic weakness and diminished customer demand. The $3.01 earnings figure excludes an incremental pre-tax charge of approximately $375 million in the fourth quarter to accelerate cost reductions and better position the company for the global economic environment. Including this charge, fiscal 2001 earnings will be approximately $2.40.

The company’s free cash flow for fiscal 2001 is expected to show positive growth from the prior year level of $1.15 billion, driven by a 20 percent reduction in capital spending.

“2001 has proven to be a challenging year for our businesses,” said Chief Executive Officer David N. Farr. “Economic difficulties that were initially confined largely to U.S. industrial goods and telecom equipment spending have expanded into a broad-based global downturn, and the effects of the September 11 tragedies are adding further impact.

“In this environment, Emerson is generating approximately $1.3 billion in net earnings excluding the fourth quarter charge, operating cash flow of about $1.7 billion, and free cash flow of over $1.1 billion,” Farr said. “Aggressive actions since early in 2001 have enabled us to deliver this solid performance, while maintaining key technology and growth investments to ensure we are well-positioned for the recovery. Our balance sheet remains strong, allowing flexibility to take advantage of investment opportunities that may arise from this environment.

“As we have indicated, where our customers are buying, Emerson is winning. Our process business is achieving organic growth of around 10 percent for the year. Our Scroll compressor technology continues to gain momentum, with sales approaching $1 billion. And while network and distributed power markets have been difficult, we have captured new opportunities, such as providing backup power for retailers and manufacturers in California.

Additional Restructuring

“The approximately $375 million charge we are taking in the fourth quarter is in addition to Emerson’s traditional, ‘pay as you go’ restructuring that is part of our normal operating results,” Farr said. “The additional charges are primarily non-cash and are mainly associated with the planned disposition of facilities, exiting of non-strategic product areas and re-valuation of inventory.

Outlook

“Economic conditions remain difficult, and we are approaching 2002 as another challenging year,” Farr said. “‘Pay as you go’ restructuring will again be above historical levels, as cost containment and aggressive rationalization remain important. And capital spending will be further reduced from 2001. While the first half will clearly be tough, we are optimistic this continued focus on cost reduction will enable Emerson to again generate solid earnings and cash flow against the weak global environment.”

Emerson will hold a conference call today at 9 a.m. Eastern Daylight Time. The call is open to all interested parties and is available via a live audio Web cast through the Investor Relations area of the Emerson web site, <http://www.gotoemerson.com>. Emerson will report fourth quarter and full year 2001 results on Tuesday, November 6.

St. Louis-based Emerson (www.gotoemerson.com <http://www.gotoemerson.com> ) is a global leader in bringing technology and engineering together to provide innovative solutions to customers in electronics and telecommunications; process control; industrial automation; heating, ventilating and air conditioning; and appliances and tools. Sales in fiscal 2000 were $15.5 billion.

Statements in this release that are not strictly historical may be “forward-looking” statements, which involve risks and uncertainties. These include economic and currency conditions, market demand, pricing, and competitive and technological factors, among others, which are set forth in the company’s SEC filings.